Exhibit 5

January 27, 2015

PetroShare Corp.
7200 South Alton Way, Suite B-220
Centennial, CO  80112

Re:          Registration Statement on Form S-1 Covering Registration of Common Stock, Broker Warrant and Common Stock Underlying the Broker Warrant

Gentlemen:

We have acted as counsel to PetroShare Corp., a Colorado corporation (the “Company”), in connection with the registration by the Company of 14,026,003 shares of Common Stock, 9,426,003 of which are presently outstanding and held by the selling shareholders (the “Reoffer Shares”) and 4,600,000 of which will be offered by the Company (the “Company Shares”), together with broker warrants proposed to be issued to any participating broker-dealers (and up to 460,000 shares of Common Stock which may be issued upon exercise of the broker warrants), as more fully set forth in the Amendment No. 4 to Registration Statement on Form S-1, Commission File No. 333-198881 (“Amendment”), as filed by the Company and as may subsequently be amended.  We are providing this opinion to you at your request pursuant to Item 601(b)(5) of regulation S-K, C.F.R. Section 229.601(b)(5), in connection with the Amendment.

In such capacity, we have examined, among other documents, the Articles of Incorporation, Bylaws and minutes of meetings or consents in lieu of meetings of its Board of Directors and shareholders, Amendment No. 4 to the Registration Statement on Form S-1, to be filed by the Company this date (as the same may be further amended from time to time) (“Registration Statement”) and such other documents as we have deemed appropriate.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to originals of all documents submitted to us as copies.  As to matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently verified the facts so relied upon.

The attorneys of our firm are admitted to the Bar in the States of Colorado and New York only.  Accordingly, our opinion covers Colorado and New York law only, including the statutory provisions, all applicable provisions of the Colorado and New York Constitutions and reported judicial decisions interpreting those laws.

Based on the foregoing, and subject to such further examinations as we have deemed relevant and necessary, we are of the opinion that:

1.          The Company is a corporation, duly organized and validly existing under the laws of the State of Colorado.

2.            All of the shares and warrants have been legally and validly authorized under the Articles of Incorporation of the Company, and (i) the Reoffer Shares represent duly and validly issued, fully paid and non-assessable shares of common stock of the Company; (ii) the form of warrant agreement, when executed, will impose a binding obligation upon the Company under the laws of the State of New York; and (iii) the Company Shares, the broker warrants and the shares issuable upon exercise of the warrants, when issued and paid for in accordance with the resolution of the Board of Directors, will represent duly and validly issued, fully paid and non-assessable shares of common stock of the Company.

We hereby consent to the reference to our firm in the Registration Statement and to the filing of a copy of this opinion as Exhibit No. 5 thereto.

Sincerely,

/s/ Dufford & Brown, P.C.

DUFFORD & BROWN, P.C.